Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Paramount Gold Nevada Corp., of our report dated September 25, 2025, relating to the consolidated financial statements of Paramount Gold Nevada Corp. (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to going concern uncertainty) appearing in the Annual Report on Form 10-K of the Company for the year ended June 30, 2025 filed with the Securities and Exchange Commission.

/s/ Baker Tilly US, LLP

Denver, Colorado

October 24, 2025